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Exhibit 99.1

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15500 Wayzata Blvd #1029
Wayzata, MN 55391
952-249-1802

Filed By: ChoiceTel Communications, Inc.
Pursuant to Rule 425 of the Securities Act of 1933
Commission File No. 333-86814
Subject Company: ChoiceTel Communications, Inc.

For Immediate Release
Contact: Jeff Paletz, President
Choicetel Communications, Inc.
952-249-1806

Choicetel Communications Sells Puerto Rico Payphone Assets

        May 2, 2002 Minneapolis- Choicetel Communications, Inc. (NASDAQ: PHON) announced today the closing of the sale of all of its payphone assets located in Puerto Rico. The net cash proceeds from the sale were approximately $2.2 million dollars. With this transaction, Choicetel Communications has completed the sale of all its operating assets.

        Jeff Paletz, President of Choicetel Communications, stated "We have sold all payphone assets. This satisfies one of the conditions to completing the previously announced merger of Choicetel Communications and Sontra Medical, Inc."

        ChoiceTel Communications has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") by and between Sontra Medical, Inc. and CC Merger Corp., a wholly-owned subsidiary of ChoiceTel Communications. Pursuant to the Merger Agreement, CC Merger Corp. will merge with and into Sontra Medical, Inc., with Sontra Medical surviving as a wholly-owned subsidiary of ChoiceTel. Upon completion of the merger, ChoiceTel will change its name to Sontra Medical Corporation and will being operating in Sontra's line of business. Sontra Medical is a development stage company developing ultrasound-based skin permeation technologies and products for diagnostic and therapeutic transdermal applications.

        ChoiceTel Communications filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") on April 24, 2002, as amended on April 30, 2002 (the "Registration Statement"), which included its proxy statement/prospectus relating to the merger of its wholly-owned subsidiary with Sontra Medical. You are urged to read the Registration Statement carefully to learn important information about ChoiceTel Communications, Sontra Medical and the proposed merger. Shareholders can obtain copies of these documents, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov, or by visiting the SEC's public reference room located at 450 5th Street, N.W., Washington, DC 20549. You may obtain information relating to the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Shareholders can also obtain, free of charge, copies of the Registration Statement, along with any documents ChoiceTel has filed with the SEC, by contacting ChoiceTel Communications at 952-249-1802. ChoiceTel Communications, Inc. and its directors may be deemed to be participants in the solicitation of ChoiceTel's shareholders in favor of the merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in the Registration Statement.

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  Exhibit 99.1
Choicetel Communications Sells Puerto Rico Payphone Assets